Exhibit 99.1

Contact: Rosa Vasquez, Investor Relations
Telephone:	(408) 542-1051
Facsimile:	(408) 542-1405
investor@catsemi.com

Catalyst Semiconductor Purchases Santa Clara Building For

Headquarters and U.S. Engineering Operations Currently Located in Sunnyvale

SUNNYVALE, Calif., February 9, 2006—Catalyst Semiconductor, Inc. (NASDAQ:CATS) today announced it has agreed to purchase a 43,000-square-foot building in nearby Santa Clara.  The new facility will house the company’s Corporate Headquarters and U.S. engineering operations, which are presently located in a Sunnyvale facility whose lease expires this summer.

Thomas E. Gay III, Vice President-Finance & Administration, Chief Financial Officer, said the new location—a two-story building at 2975 Stender Ave in Santa Clara, California is being updated to current standards that will provide employees with modern facilities and make more efficient use of space while reducing occupancy costs to the company.

The $3.7 million transaction is expected to be completed by March 2006, with the move scheduled for July 2006.  Mr. Thomas Sweeny of Wayne Mascia Associates represented Catalyst in the purchase transaction.

About Catalyst Semiconductor

Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California.  The Company produces analog and mixed signal products in addition to an extensive range of nonvolatile memories.  The analog and mixed signal product lines include Digitally Programmable Potentiometers (DPP™), Microcontroller Supervisory circuits, White LED Drivers and DC-DC Converters.  The memory product lines consist of Serial and Parallel EEPROMs, Flash and NVRAM.  Catalyst devices are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets.  Typical applications include LCD displays, automotive, instrumentation, optical networks, modems, wireless LANs, network cards, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and internet routers.  Catalyst’s Quality Management System is ISO 9001:2000 certified.  For additional information about Catalyst Semiconductor, visit our website at: www.catalyst-semiconductor.com.